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			    CROWE CHIZEK



Audit Committee
Metropolitan Savings Bank
Cleveland, Ohio



At your request, we have performed the procedures listed below with respect to mortgage loans. These procedures were performed solely to assist you in evaluating the controls over mortgage loans, and our report is not be used for any other purpose. We performed these procedures during the week of February 19,1996.

1. We reviewed reconciliations of subsidiary mortgage loan records to their respective general ledger control accounts and traced significant reconciling items to their final disposition.

2. We reviewed reconciliations of general ledger accounts related to payments processed for mortgage loans serviced for others and traced significant reconciling items to their final disposition.

3.  We reviewed selected new mortgage loan credit files for the following:

    A.  Original note agrees to the trial balance.

    B. Note is properly signed, executed and conforms to the Bank's loan policy.

    C. Security interest in property is evidenced by a mortgage deed filed with the county recorder.

    D. The position of security interest in the collateral property has been determined by title search evidenced by title insurance specifying property identical to the mortgage deed.

    E. The property value has been appraised, is sufficient to cover the outstanding balance and incidental expenses in the event of foreclosure and property is adequately insured against damage loss.

    F. The financial statements of the borrower are on file in compliance with Bank policy.

    G.  Loan amount is within approving officer's limit.

    H.  Loan proceeds are properly disbursed.


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Metropolitan Savings Bank
Agreed-Upon Procedures
Page 2



4. We confirmed a sample of mortgage loans owned and serviced for others directly with customers. We followed up on no replies and exceptions returned by the customer.

5. We reviewed and tested procedures for identifying and reporting to officers and the Board of Directors past due loans, overdrafts and nonaccrual loans.

6.  We tested classifications of new and existing loans on a sample basis.

7.  For loan origination fees and costs:

    A. We determined if the Bank's policies are in accordance with generally accepted accounting principles.

    B. We reviewed procedures used to develop standard loan origination costs.

    C. We reviewed reconciliations of the net deferred fees/cost subsidiary ledgers to the general ledger control accounts and traced any significant reconciling items to final disposition.

    D. We tested a sample of deferred fees/costs for proper setup and amortization.

8. We reviewed significant loan sales and participation agreements for evidence of recourse wherein loans may not have fully transferred risks of ownership.

9. We reviewed agreements in which loans were pledged by the Bank to determine that contractual terms were being complied with.

10. We calculated a general ledger yield for the various loan accounts and compared with prior year and actual rates.

11. We reviewed selected loan sales to determine if gains or losses were properly recorded.

12. We reviewed loans held for sale at year-end to determine if loans had been properly recorded at lower of aggregate cost or market.

13. We recalculated the accrued interest for a sample of individual mortgage loans.

14. We reviewed a sample of adjustable rate mortgage loans to determine that the loans were repricing at the appropriate interest rate and the proper date.

15. We inquired of Bank personnel as to selected internal controls and procedures related to the lending function.



Metropolitan Savings Bank
Agreed-Upon Procedures
Page 3



Because the above procedures do not constitute an audit in accordance with generally accepted auditing standards, we do not express an opinion on the mortgage loans. In connection with the procedures referred to above, no matters came to our attention that caused us to believe that any of these accounts might require adjustment. Had we performed additional procedures or had we made an audit of the financial statements in accordance with generally accepted auditing standards, other matters might have come to our attention that would have been reported to you. This report relates only to the items specified above and does not extend to any financial statements of Metropolitan Savings Bank taken as a whole.





				    /s/Crowe, Chizek and Company LLP
				    Crowe, Chizek and Company LLP



Cleveland, Ohio
February 23,1996